EXHIBIT 10.06

Summary of Oral Agreement Between Jerry Keller, Expedition Leasing, Inc., and Expedition Holdings, Inc.

Mr. Keller shall be compensated at a rate of $1,450 per month, beginning in August 2006, for serving as President, Secretary and Treasurer of Expedition Leasing, Inc. and President, Secretary and Treasurer of Expedition Holdings, Inc.